Exhibit 10.25

APPROVED: JULY 25, 2006

CEO ANNUAL AND LONG-TERM EQUITY INCENTIVE PROCESS

A.	Overview

1.	The CEO’s equity incentive will be paid in TNL restricted stock which will be issued and governed by Restricted Stock Plan II, except as otherwise provided in this document.

2.	The CEO’s equity incentive will have two parts:

a.	An annual equity incentive which will be determined by the degree to which the CEO achieves his/her annual, non-financial goals as agreed upon by the Board and the CEO.

b.

A long-term equity incentive which will be determined by the degree to which the Board determines that the CEO has, through his leadership and guidance, created long-term value for the various constituents of the Company. It is recognized that the Board’s determination will be both quantitative and qualitative, but will not necessarily be based on specific goals or targets.

3.	All determinations by the Board regarding the degree to which the CEO has earned annual or long-term equity incentive will be final and absolute.

B.	Process

1.	Annual Equity Incentive

a.

The number of shares comprising the CEO’s annual equity incentive will be determined each year by the Compensation Committee and approved by the Board at the January meeting. (Note: for 2006, the CEO’s equity incentive will be a maximum of 15,000 shares of TNL stock).

b.

Not later that January 10 each year, the CEO will circulate to the Board his/her evaluation of his/her performance against his prior year’s goals and other matters which the CEO believes are relevant and germane to an understanding of his/her performance against these goals.

c.

Not later than January 10 of each year, each Board member will submit to the Chair of the Compensation Committee his/her evaluation of the CEO’s past year’s performance using the then standard TNL rating assessment form as may be modified by the Compensation Committee specifically for the CEO from time to time.

d.

At the private session after the January board meeting each year, the Board and CEO will meet for the annual CEO evaluation discussion. At this meeting, they will discuss the CEO’s performance against his/her annual non-financial goals and the assessment forms earlier submitted by the Board (which will have been tallied and summarized by the Chairman of the Compensation Committee). As a result of that process, the Board will determine to what degree the CEO has earned his annual equity incentive

Exhibit 10.25

APPROVED: JULY 25, 2006

award (from zero to 100%). The restricted shares granted as a result will be issued by the Company as soon as possible thereafter and will have a one-year vesting period from the date of grant.

2.	Long-Term Equity Award

In addition to the CEO’s annual equity incentive, the CEO will be eligible to earn a long-term equity award, as follows:

a.

Commencing at the end of 2006 and using the same processes and time frame described in Section 1 (b) through (c) above, the Board will annually review the CEO’s overall three-year performance to determine his/her contribution to building long-term value for the Company and all of its constituents.

b.

The Board and CEO recognize the inherent difficulty in constructing three-year plans, goals or specific, objective performance criteria due to changing circumstances, shifting priorities, external and internal events as well as the shifting nature of the businesses in which the Company is engaged.

c.

Accordingly, the CEO’s long-term equity award will be based on the Board’s subjective judgment (into which account will be taken the CEO’s views and opinions on his/her long-term performance) regarding how the Company has progressed over rolling three-year periods (the first period will end on December 31, 2006, the second on December 31, 2007, and so on until otherwise determined by the Board).

d.

The criteria the Board may look at in determining the CEO’s long-term performance will include, but not be limited to, total shareholder return for the period, performance against the Company’s identified peer group in the various metrics the Company periodically measures, performance against the indices the Company utilizes in its proxy disclosure, changes in revenues, changes in operating profit (both in dollars and percentage of revenues), changes in economic profit, acquisitions and divestitures, geographic changes in operations; changes in markets addressed; changes in analysts’ coverage of the Company; succession planning; talent development and any other metrics which the Board determines are relevant to assessing the overall long-term performance of the Company taking into account both internal and external circumstances during the period.

e.

The CEO’s long-term equity incentive award will be a maximum of 12,000 shares for each three-year period commencing with the three years ended December 31, 2006. By way of example, the CEO can earn a maximum of 12,000 shares for the three-year period ended December 31, 2006, 12,000 shares for the three-year period ended December 31, 2007 and on each year until changed by the Board of Directors of this process terminates pursuant to Section 3 below.

Exhibit 10.25

APPROVED: JULY 25, 2006

3.	Term

This CEO Annual and Long-Term Equity Award process shall expire on January 1, 2009. The last three-year period covered by the CEO’s long-term equity award shall end on December 31, 2008.